                                POWER OF ATTORNEY


     Know all men by these presents that UBS Capital LLC constitutes and appoints CHARLES DELANEY and MARC UNGER its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, acting jointly or individually, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Metrocall, Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as UBS Capital LLC might or could do itself, hereby ratifying and confirming said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done or have done or caused to be done prior to this date, by virtue hereof.

Dated:  February 18, 2000

                                            UBS CAPITAL LLC


                                            By:   /s/ Louis R. Eber
                                                -----------------------------
                                                Name:  Louis R. Eber
                                                Title: Executive Director and
                                                       Deputy General Counsel


                                            By:   /s/ Sandra Costin
                                                -----------------------------
                                                Name:  Sandra Costin
                                                Title: Director